The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
May 10, 2007	Crystal B. Leiderman

Director, Investor Relations
800-847-5322

THE ALLIED DEFENSE GROUP ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

VIENNA, Virginia, May 10, 2007 – The Allied Defense Group, Inc. (Amex: ADG) announces first quarter financial results for the period ending March 31, 2007.

First Quarter Results - For the three months ended March 31, 2007, Allied reported a net loss of $17.9 million, or ($2.76) per fully diluted share, on revenues of $19.6 million, compared to a net loss of $3.7 million, or ($0.62) per fully diluted share, on revenues of $34.7 million, for the same period in 2006. The net loss for the quarter ended March 31, 2007 included a non-operating, non-cash loss on the fair value of Senior Convertible notes of $3.4 million, as well as a $3.9 million write-down of SeaSpace’s intangible assets, including goodwill. Net loss from continuing operations was $14.2 million, or ($2.20) for the first quarter of 2007, compared to a net loss from continuing operations of $3.1 million, or ($0.52) per fully diluted share, for the same period in 2006.

Revenue - Revenue for the three months ended March 31, 2007 was $19.6 million, compared to $34.7 million in the prior year. Increased revenues for the Company’s Electronic Security segment (The VSK Group, NS Microwave, and Global Microwave Systems) over the prior year period were more than offset by a decrease in revenues for the Company’s Ammunition & Weapons Effects segment (MECAR S.A., Titan Dynamics, and MECAR USA).

The Allied Defense Group, Inc.
(All amounts in millions of U.S. Dollars)

Revenue by Segment:	Three Months Ended March 31,
	2007		2006
	Amount	%	Amount	%

Ammunition & Weapons Effects	$7.5	38%	$23.5	68%
Electronic Security	12.1	62%	11.2	32%

Total	$19.6	100.0%	$34.7	100.0%

Revenues for the Ammunition and Weapons Effects (AWE) segment for the three months ended March 31, 2007, decreased 68% from the prior year period due to lower revenues at MECAR. The decrease resulted from a lower volume of MECAR contracts in process and a continuing delay in the receipt of new orders from its largest customer. Revenues for the U.S.-based AWE operations in Marshall, Texas, were up as a result of Battlefield Effects Simulator contracts and increased manufacturing activities at the facility. Within the AWE segment, MECAR accounted for $5.1 million (68%) of the segment revenue and the Marshall facility accounted for $2.4 million (32%) of the segment revenue.

Gross margin - Gross margin for the three months ended March 31, 2007 was $2.5 million, or 13% of revenue, as compared to $8.3 million, or 24% of revenue, in the prior year period. In the first quarter of 2007, gross profit in both the Company’s AWE and ES segments decreased in both total dollars and as a percentage of revenues compared to the prior year period. AWE segment gross profit for the first quarter of 2007 decreased $5.6 million from the prior year period, reflecting a (37%) rate compared to 12% in the year ago period. First quarter gross profit for the ES segment decreased $1.0 million from the prior year period, reflecting 44% of revenues compared to 49% of revenues in the year ago period. The lower than expected performance in the AWE segment was driven by a very low level of revenues at MECAR. MECAR has taken steps to idle much of its workforce and lower the level of fixed costs as it awaits a significant new contract. The decrease in the ES segment gross margin rate was driven by sales mix more heavily weighted to European based business.

Selling and administrative expenses - Selling and administrative expenses, excluding depreciation and amortization, for the period ending March 31, 2007 increased $0.3 million over the prior year period. Reductions within the AWE and ES segments of $0.2 million and $0.1 million, respectively, were offset by increased expenses at the ADG corporate level of approximately $0.6 million due to higher legal and professional fees. The Company has engaged TRG, a financial advisory firm, and Houlihan Lokey, an international investment banking firm, to assist in the process of resolving its liquidity concerns and enhancing its financial structure going forward.

Loss on Fair Value of Senior Subordinated Convertible Notes and Warrants – For the three months ended March 31, 2007, the Company recorded a non-cash loss of $3.4 million related to the calculated fair values of senior subordinated convertible notes and warrants issued on March 9, 2006, as compared to a net gain of $0.6 million for the same period in 2006.

Discontinued Operations – During the first quarter of 2007, the Company’s Board of Directors committed to a formal plan to sell SeaSpace and, therefore, its results of operations are presented as discontinued operations. Loss from discontinued operations for the three months ended March 31, 2007 was $3.6 million compared to a loss of $0.6 million in 2006. The write-off of $3.9 million of SeaSpace’s intangible assets, including goodwill, which accounted for the 2007 loss, was recorded to reflect the value of a nonbinding offer received for the net tangible assets from potential buyers in 2007.

Earnings/(Loss) Per Share – Diluted loss from continuing operations of ($2.20) per share for the three months ended March 31, 2007 represents an increase in the loss of ($1.68) per share as compared to the prior year. Much of the increase in the loss from the year ago period was driven primarily by the significant reduction in revenues at MECAR.

The Allied Defense Group, Inc.
(All amounts in thousands of U.S. Dollars except share data)

Income Statement	Three Months Ended March 31,
	2007	2006
Revenue	$19,593	$34,705

Gross Margin	2,557	8,274

	13.1%	23.8%

SG&A/D&A	9,127	8,572

R&D	1,520	1,550

Operating Income/(Loss)	$(8,090)	$(1,848)

Other Income/(Expense)	(5,859)	(1,280)

Tax Expense (Benefit)	295	(2)

Loss from Continuing Operations, net of tax	(14,244)	(3,126)

Loss from Discontinued Operations, net of tax	(3,610)	(585)

Net Loss	$(17,854)	$(3,711)

Weighted Shares – basic & diluted	6,469,969	6,020,149

Earnings (Loss) per Share – basic & diluted:

from Continuing Operations, net of tax	$(2.20)	$(0.52)

from Discontinued Operations, net of tax	(0.56)	(0.10)

Net Loss per Share	$(2.76)	$(0.62)

Major General (Ret) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group, said, “While we reported a loss on a consolidated basis, the majority of that loss resulted from the delay in receipt of new orders from MECAR’s largest customer, which we still believe is forthcoming in the near term.  Improvements within the ES segment and the U.S.-based AWE segment operating units are particularly encouraging.

“We look forward to updating you in the coming months on the completion of a number of matters we are currently pursuing, including major contract announcements, the disposition of SeaSpace, and the resolution of the Company’s liquidity issues. We are making meaningful progress on all fronts and believe the Company will be much better for all the improvements we have and continue to put in place,” concluded Major General Marcello.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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